Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Summary Consolidated Financial Data” and “Experts” in the Registration Statement (Form F-4) and related prospectus of Teléfonos de México, S.A. de C.V. for the registration of U.S.$950,000,000 4.75% Senior Notes due 2010 and U.S.$800,000,000 5.50% Senior Notes due 2015 and to the incorporation by reference therein of our report dated February 28, 2005, except for Notes 2, 6, 15(g) and 19, as to which the date is April 14, 2005, with respect to the consolidated financial statements of Teléfonos de México, S.A. de C.V., included in its Annual Report (Form 20-F No. 1-10749) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

Mancera, S.C.
A Member Practice of Ernst & Young Global

/s/ C.P.C. FAUSTO SANDOVAL
C.P.C. Fausto Sandoval

Mexico City, Mexico

June 29, 2005